Exhibit (99)(6)(l)

OHIO NATIONAL FUND, INC.
AMENDMENT TO

OPERATING EXPENSE LIMITATION AGREEMENT

ON Conservative Model Portfolio

ON Moderately Conservative Model Portfolio

ON Balanced Model Portfolio

ON Moderate Growth Model Portfolio

ON Growth Model Portfolio

THIS AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT (the “Amendment”) is effective as of the 18th day of September, 2020, by and between Ohio National Fund, Inc., a Maryland corporation (the “Fund”), on behalf of each series of the Fund set forth on Appendix A of the Agreement (each a “Portfolio” and collectively the “Portfolios”) and the investment adviser of the Portfolios, Ohio National Investments, Inc., an Ohio corporation (the “Adviser”).

WHEREAS, the Fund and Adviser entered into the Operating Expense Limitation Agreement (the “Agreement”) effective March 1, 2017; and

WHEREAS, the Fund and Adviser wish to amend the Agreement to extend the Agreement for the ON Moderately Conservative Model Portfolio until April 30, 2022.

NOW THEREFORE, for good and valuable consideration, the Fund and Adviser hereby amend the Agreement as follows:

1.	The following sentence is added at the end of Section 4, Term of the Agreement:

Notwithstanding the foregoing, the Agreement shall remain in effect for the ON Moderately Conservative Model Portfolio until at least April 30, 2022.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

OHIO NATIONAL FUND, INC.	OHIO NATIONAL INVESTMENTS, INC.
on behalf of the Portfolios listed on Appendix A

By:	/s/ Michael J. DeWeirdt	By:	/s/ Gary Rodmaker
Name: Michael J. DeWeirdt		Name: Gary Rodmaker
Title: President		Title: President